Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-140205 on Form S-8 of EV Energy Partners, L.P. of our report dated October 1, 2007, relating to our audit of the Consolidated Balance Sheet of EV Energy GP, L.P. and subsidiaries as of December 31, 2006, included in this Current Report on Form 8-K.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
October 1, 2007